Exhibit 99.1

Name and Address of Reporting Person:	Brookfield Corporation Brookfield Place 181 Bay Street, Suite 100 Toronto, CAN M5J2T3

Issuer Name and Ticker or Trading Symbol:	Triton International Ltd [ TRTN ]

Date of Event Requiring Statement (Month/Day/Year):	September 28, 2023

(1)

Represents 101,158,891 common shares, par value $0.01 per share, held directly by Thanos Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda, of Triton International Limited, a Bermuda exempted company.

(2)	This Form 3 is being filed by and on behalf of each of the following persons (each, a “Reporting Person”): (i) Thanos Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Thanos Holdings”); (ii) Thanos Aggregator LLC, a Bermuda limited liability company (“Thanos Aggregator”), which owns all of the membership interests of Thanos Holdings; (iii) Brookfield IF V Thanos Aggregator LLC, a Bermuda limited liability company (“Brookfield IF V Aggregator”), which holds a majority of the membership interests of Thanos Aggregator; (iv) BIF V Thanos Carry L.P., a Bermuda limited partnership (“BIF V Thanos Carry”), which holds a majority of the membership interests of Brookfield IF V Aggregator; (v) BIF V Carry Splitter L.P., a Bermuda limited partnership (“BIF V Carry Splitter”), which serves as the general partner of BIF V Thanos Carry; (vi) BIF V Bermuda GP Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“BIF V Bermuda GP”), which serves as the general partner of BIF V Carry Splitter; (vii) Brookfield Infrastructure Corporation, a corporation organized under the laws of the Province of British Columbia, Canada (“BIPC”); (viii) BIPC Holding LP, an Ontario limited partnership (“BIPC Holding”); (ix) BIPC GP Holdings Inc., an Ontario corporation (“BIPC GP”), which serves as the general partner of BIPC Holding; (x) Brookfield Infrastructure Partners L.P., a Bermuda limited partnership (“BIP”); (xi) Brookfield Infrastructure Partners Limited, a Bermuda corporation (“BIPL”), which serves as the general partner of BIP; (xii) Brookfield Corporation, a corporation formed under the laws of the Province of Ontario, Canada (“Brookfield”), which is the ultimate parent of Thanos Holdings, Thanos Aggregator, Brookfield IF V Aggregator, BIF V Thanos Carry, BIF V Carry Splitter, BIF V Bermuda GP, BIPC, BIPC Holding, BIPC GP, BIP and BIPL; (xiii) BAM Partners Trust (the “BAM Partnership”), a trust formed under the laws of the Province of Ontario, Canada. The trustee of the BAM Partnership is BAM Class B Partners Inc., an Ontario corporation (“BAM Partners”). BAM Partnership owns 85,120 class B limited voting shares of Brookfield (the “BAM Class B Shares”) representing 100% of such shares. The BAM Class B Shares entitle the holders thereof to appoint one half of the board of directors of Brookfield.
(3)	Neither the filing of this Form 3 nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons (other than Thanos Holdings to the extent it directly holds the Issuer securities reported on this Form 3) is the beneficial owner of the Common Shares referred to herein for purposes Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or for any other purpose, and such beneficial ownership is expressly disclaimed.